 Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:

SUNDANCE ENERGY INC., et al.,[1]

Debtors.

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x : : : : : : x	Chapter 11 Case No. __-_____ (___) (Joint Administration Requested)

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

SUNDANCE ENERGY INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

HUNTON ANDREWS KURTH LLP	LATHAM & WATKINS LLP
Timothy A. (“Tad”) Davidson II Ashley L. Harper Philip M. Guffy 600 Travis Street, Suite 4200 Houston, Texas 77002 Telephone: (713) 220-4200 Facsimile: (713) 220-4285	David A. Hammerman Keith A. Simon Annemarie V. Reilly Jeffrey T. Mispagel 885 Third Avenue New York, New York 10022 Telephone: (212) 906-1200 Facsimile: (212) 751-4864
Proposed Counsel for the Debtors and Debtors-in-Possession

Dated:      March 9, 2021

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Sundance Energy Inc. (9225), Sundance Energy, Inc. (3113), Armadillo E&P, Inc. (2735), and SEA Eagle Ford, LLC (8743). The Debtors’ address is 1050 17th Street, Suite 700, Denver, CO 80265.

NO CHAPTER 11 CASES HAVE BEEN COMMENCED AT THIS TIME. THIS PREPACKAGED PLAN OF REORGANIZATION, AND THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN, HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. UPON COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING THE ADEQUACY OF THE DISCLOSURE STATEMENT, (2) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE; AND (3) CONFIRMING THE PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE.

TABLE OF CONTENTS

Article I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS	1

A.	Rules of Interpretation; Computation of Time	1

B.	Defined Terms	2

Article II. ADMINISTRATIVE, dip facility, AND PRIORITY TAX CLAIMS	15

A.	Administrative Claims	15

B.	DIP Facility Claims	16

C.	Priority Tax Claims	16

Article III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS	17

A.	Summary	17

B.	Classification and Treatment of Claims and Equity Interests	17

C.	Special Provision Governing Unimpaired Claims	22

D.	Elimination of Vacant Classes	22

E.	PPP Loan	22

Article IV. ACCEPTANCE OR REJECTION OF THE PLAN	23

A.	Presumed Acceptance of Plan	23

B.	Deemed Rejection of Plan	23

C.	Voting Classes	23

D.	Acceptance by Impaired Class	23

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down	23

F.	Votes Solicited in Good Faith	23

Article V. MEANS FOR IMPLEMENTATION OF THE PLAN	24

A.	Restructuring Transactions	24

B.	Continued Corporate Existence	24

C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	25

D.	Exit Facilities Loan Documents	25

E.	No Discharge or Release of Prepetition RBL Liens	26

F.	New Common Equity Interests	26

G.	New Stockholders Agreement;	26

H.	Management Incentive Plan	27

I.	Plan Securities and Related Documentation; Exemption from Securities Laws	27

J.	Release of Liens and Claims	28

K.	Organizational Documents of the Reorganized Debtors	29

L.	Directors and Officers of the Reorganized Debtors	29

M.	Corporate Action	29

N.	Cancellation of Notes, Certificates and Instruments	30

O.	Old Sundance Subsidiary Interests	31

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P.	Sources of Cash for Plan Distributions	31

Q.	Funding and Use of Professional Fee Claim Reserve	31

R.	Holders of Royalty and Working Interests	32

S.	Payment of Fees and Expenses of Certain Creditors	32

Article VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	32

A.	Assumption of Executory Contracts and Unexpired Leases	32

B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases	33

C.	Rejection of Executory Contracts and Unexpired Leases	34

D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	35

E.	D&O Liability Insurance Policies	35

F.	Indemnification Provisions	36

G.	Employment Plans	36

H.	Hedge Agreements	36

I.	Insurance Contracts	37

J.	Extension of Time to Assume or Reject	37

K.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	37

L.	Oil and Gas Leases	37

Article VII. PROVISIONS GOVERNING DISTRIBUTIONS	38

A.	Distributions for Claims Allowed as of the Effective Date	38

B.	No Postpetition Interest on Claims	38

C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent	38

D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions	39

E.	Compliance with Tax Requirements	40

F.	Allocation of Plan Distributions Between Principal and Interest	41

G.	Means of Cash Payment	41

H.	Timing and Calculation of Amounts to Be Distributed	41

I.	Setoffs	41

Article VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS	42

A.	Resolution of Disputed Claims	42

B.	No Distributions Pending Allowance	43

C.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims	43

D.	Reserve for Disputed Claims	43

Article IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	44

A.	Conditions Precedent to Confirmation	44

B.	Conditions Precedent to Consummation	44

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C.	Waiver of Conditions	45

D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation	46

Article X. RELEASE, discharge, INJUNCTION AND RELATED PROVISIONS	46

A.	General	46

B.	Release of Claims and Causes of Action	47

C.	Waiver of Statutory Limitations on Releases	49

D.	Discharge of Claims and Equity Interests	49

E.	Exculpation	50

F.	Preservation of Causes of Action	51

G.	Injunction	51

H.	Binding Nature Of Plan	52

I.	Protection Against Discriminatory Treatment	52

J.	Integral Part of Plan	52

Article XI. RETENTION OF JURISDICTION	53

Article XII. MISCELLANEOUS PROVISIONS	54

A.	Substantial Consummation	54

B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses	54

C.	Conflicts	55

D.	Modification of Plan	55

E.	Revocation or Withdrawal of Plan	55

F.	Successors and Assigns	55

G.	Reservation of Rights	56

H.	Further Assurances	56

I.	Severability	56

J.	Service of Documents	56

K.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	58

L.	Certain Tax Matters	58

M.	Governing Law	59

N.	Tax Reporting and Compliance	59

O.	Exhibits and Schedules	59

P.	No Strict Construction	59

Q.	Entire Agreement	59

R.	Closing of Chapter 11 Cases	59

S.	2002 Notice Parties	59

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EXHIBITS

Exhibit A	Restructuring Support Agreement

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PLAN SCHEDULES

Plan Schedule 1	Exit Facilities Credit Agreement

Plan Schedule 2	Amended/New Organizational Documents

Plan Schedule 3	Schedule of Litigation Claims

Plan Schedule 4	Members of New Board

Plan Schedule 5	Schedule of Rejected Executory Contracts and Unexpired Leases

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JOINT PREPACKAGED PLAN OF REORGANIZATION FOR
SUNDANCE ENERGY INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Sundance Energy Inc. and the other above-captioned debtors and debtors-in-possession (each a “Debtor” and, collectively, the “Debtors”) jointly propose the following prepackaged plan of reorganization (this “Plan”) for the treatment of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code (as defined below). This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Equity Interests set forth in the Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters. There also are other agreements and documents, which shall be filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement as Exhibits and Plan Schedules. All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

Article I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.	Rules of Interpretation; Computation of Time

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, or other agreement or document shall mean as it may be amended, modified or supplemented from time to time (in accordance with the Restructuring Support Agreement and this Plan, in each case to the extent applicable); (c) any reference to an Entity as a Holder of a Claim or an Equity Interest includes that Entity’s successors and assigns; (d) unless otherwise specified, all references herein to “Articles”, “Sections”, “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (e) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) except as otherwise specifically provided herein, any provision in this Plan, the Exhibits and Plan Schedules hereto, and the Plan Supplement shall be in form and substance consistent in all respects with the Restructuring Support Agreement and subject to the consent and consultation rights of the parties thereto (as specified in the Restructuring Support Agreement) in all respects; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (i) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection in effect as of the date of this Plan; (j) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (l) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (m) any reference in this Plan to “$” or “dollars” shall mean U.S. dollars; and (n) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated. Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors”, as applicable, to the extent the context requires.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

B.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“510(b) Equity Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; and (d) the Cure Claim Amounts.

“Affiliate” means an “affiliate”, as defined in section 101(2) of the Bankruptcy Code.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than Parent.

“Allowed” means, with respect to a Claim or Equity Interest (a) any Claim or Equity Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Equity Interest expressly deemed Allowed by this Plan.

“Amended/New Organizational Documents” means, as applicable, the amended and restated or new applicable organizational documents of Reorganized Parent which shall be consistent in all respects with the Restructuring Support Agreement and the Governance Term Sheet, in substantially the form Filed with the Plan Supplement and otherwise in form and substance acceptable to the Debtors and each Consenting Term Lender.

“Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

“Ballots” means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of this Plan in accordance with this Plan and the procedures governing the solicitation process.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136, 135 Stat 281.

“Cash” means the legal tender of the United States of America or the equivalent thereof.

“Cash Paydown” means the payment in Cash of the portion of the Allowed Prepetition RBL Claims equal to the difference between (x) the total amount of Allowed Prepetition RBL Claims (as set forth in Article III.B.4(b) of this Plan) minus (y) $122.5 million.

“Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

“Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Debtor.

“Claims Register” means the official register of Claims maintained by the Solicitation Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Combined Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (ii) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Confirmation” means the occurrence of the Confirmation Date, subject to all conditions specified in Article IX of this Plan having been satisfied or waived pursuant to Article IX of this Plan.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

“Confirmation Order” means the order of the Bankruptcy Court (i) approving the Disclosure Statement and (ii) confirming this Plan pursuant to sections 1125, 1126(b) and 1129 of the Bankruptcy Code, which order shall be consistent in all respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Debtors, the Prepetition RBL Agent and the Required Consenting Term Lenders.

“Consenting RBL Lenders” means those Holders of the Prepetition RBL Claims that are party to the Restructuring Support Agreement as “Consenting RBL Lenders” thereunder.

“Consenting Term Lenders” means those Holders of the Prepetition Term Loan Claims that are party to the Restructuring Support Agreement as “Consenting Term Lenders” thereunder.

“Consummation” means the occurrence of the Effective Date.

“Cure Claim Amount” has the meaning set forth in Article VI.B of this Plan.

“Cure Objection Deadline” means the date and time by which objections by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under this Plan, or any related cure amount, must be Filed with the Bankruptcy Court.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail Policy, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) in effect as of the Petition Date and providing coverage for liability of any Debtor’s directors, managers, and officers.

“D&O Tail Policy” means that certain directors’ and officers’ liability insurance policy purchased by the Debtors on or about February 24, 2021.

“Debtor(s)” means, individually, any of the above-captioned Entities and, collectively, all of the above-captioned Entities, as debtors and debtors-in-possession in the Chapter 11 Cases.

“Debtor Release” has the meaning set forth in Article X.B hereof.

“Debtor Releasing Parties” means the Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, and the Reorganized Debtors.

“DIP Agent” means Morgan Stanley Capital Administrators, Inc., or its duly appointed successor, in its capacity as administrative agent under the DIP Credit Agreement.

“DIP Credit Agreement” means that certain Junior Secured Debtor-in-Possession Credit Agreement to be entered into by and among the Debtors, the DIP Agent, and the DIP Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Facility” means the debtor-in-possession term loan credit facility provided by the DIP Lenders under the DIP Credit Agreement.

“DIP Facility Claims” means any and all Claims arising from, under, or in connection with the DIP Credit Agreement or any other DIP Loan Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges, all other “Secured Obligations” as defined in the DIP Credit Agreement, and all obligations of the Debtors to the DIP Lenders under the DIP Orders.

“DIP Facility Liens” means the Liens securing the payment of the DIP Facility Claims.

“DIP Lenders” means the lenders party to the DIP Credit Agreement from time to time.

“DIP Loan Documents” means the “Loan Documents” as defined in the DIP Credit Agreement, as well as the DIP Orders, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Orders” means the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means that certain Disclosure Statement for the Joint Prepackaged Plan Of Reorganization For Sundance Energy Inc. And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code, dated as of March 9, 2021 (as amended, supplemented, or modified from time to time).

“Disputed” means any Claim, or any portion thereof, that has not been Allowed, but has not been disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

“Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as distribution agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed DIP Facility Claims, Allowed Prepetition RBL Claims, and Allowed Prepetition Term Loan Claims, the DIP Agent, the Prepetition RBL Agent, and the Prepetition Term Loan Agent, respectively, will be and shall act as the Distribution Agent.

“Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions under this Plan, which date shall be the Effective Date, subject to Article VII.D of this Plan.

“DTC” means the Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article IX of this Plan have been satisfied or waived in accordance with the terms of Article IX.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interest” means (a) any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of common or preferred stock and other ownership interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; (4) restricted stock units, performance stock units, restricted stock awards, and share-appreciation rights; and (5) any Outstanding Incentive Equity Interests, and (b) any 510(b) Equity Claim, in each case, as in existence immediately prior to the Effective Date.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§  78a et seq., as now in effect or hereafter amended, and any rules and regulations promulgated thereunder.

“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting RBL Lenders; (d) the Consenting Term Lenders; (e) the RBL Agent; (f) the Term Loan Agent; (g) the DIP Agent; (h) the DIP Lenders; and (i) each Related Party of each Entity in clauses (a) through (h).

“Exculpation” means the exculpation provision set forth in Article X.E hereof.

“Executive KERP/KEIP” means the key employee retention plan and key employee incentive plan for five of the Debtors’ insider executive officers approved on December 9, 2020 by the Board of Directors of Parent.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

“Exit Debt Commitment Letter” means the debt commitment letter, dated as of March 9, 2021, attached as Exhibit D to the Restructuring Support Agreement, pursuant to which the Consenting RBL Lenders commit to provide the Exit RBL Facility and the Exit Second Out Term Loan Facility on the Effective Date.

“Exit Facilities” means, collectively, (i) the Exit RBL Facility, (ii) the Exit Second Out Term Loan Facility, and (iii) if necessary, the Exit Third Out Term Loan Facility, in each case as contemplated under the Exit Facilities Credit Agreement.

“Exit Facilities Agent” means the administrative agent and collateral agent under the Exit Facilities Credit Agreement, solely in its capacity as such.

“Exit Facilities Credit Agreement” means the amendment and restatement of the Prepetition RBL Credit Agreement, in substantially the form attached as Exhibit A to the Exit Debt Commitment Letter and Filed with the Plan Supplement, which credit agreement shall contain terms and conditions acceptable to the Debtors, the Prepetition RBL Agent, and the Required Consenting Term Lenders.

“Exit Facilities Loan Documents” means the Exit Facilities Credit Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the Exit Facilities Credit Agreement.

“Exit Facilities Loans” means the loans contemplated under the Exit Facilities Credit Agreement.

“Exit RBL Facility” means the first out senior secured revolving credit facility, as contemplated in the Exit Debt Commitment Letter and Exit Facilities Credit Agreement.

“Exit Second Out Term Loan Facility” means the senior secured second out term loan facility, as contemplated in the Exit Debt Commitment Letter and Exit Facilities Credit Agreement.

“Exit Third Out Term Loan Facility” means, if necessary, the senior secured third out term loan facility, as contemplated in the Exit Facilities Credit Agreement.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final DIP Order” means the final order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Facility and use cash collateral, which shall be in form and substance acceptable to the Debtors, the Prepetition RBL Agent, and the DIP Lenders.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

“General Unsecured Claim” means any Claim (including, for the avoidance of doubt, any Hedge Claim that is not a Secured Claim arising from a transaction terminated prior to the Effective Date) that is not a/an Administrative Claim (including a Professional Fee Claim), DIP Facility Claim, Priority Tax Claim, Secured Tax Claim, Other Priority Claim, Other Secured Claim, Intercompany Claim, Prepetition Debt Claim, or 510(b) Equity Claim.

“Governance Term Sheet” means the term sheet attached as Exhibit E to the Restructuring Support Agreement.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Hedge Agreement” means any commodity hedge transaction pursuant to an ISDA Master Agreement to which one or more of the Debtors is a contract counterparty and which was not terminated prior to the Effective Date.

“Hedge Claim” means any Claim arising from commodity hedge transactions pursuant to an ISDA Master Agreement and Schedules thereto.

“Hedge Order” means an order entered by the Bankruptcy Court approving the Debtors’ entry into the Postpetition Hedge Agreements (as defined in the Hedge Order) with the Postpetition Hedging Lenders (as defined in the Hedge Order), which shall be in form and substance reasonably acceptable to the Debtors, the Prepetition RBL Agent, and the Postpetition Hedging Lenders.

“Holder” means an Entity holding a Claim or Equity Interest.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means, collectively, each of the provisions in existence as of the Effective Date (whether in corporate charters, by-laws, limited liability company agreements, other organizational documents, board resolutions, employment contracts or otherwise) whereby any Debtor agrees to indemnify, reimburse, provide contribution or advance fees and expenses to or for the benefit of, defend, exculpate, or limit the liability of, any Indemnified Party.

“Indemnified Parties” means each of the Debtors’ respective current and former directors, officers, managers, agents, and employees in their respective capacities as such.

“Insurance Contract” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, any of the Debtors and all agreements, documents, or instruments relating thereto.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor, other than an Administrative Claim.

“Interim DIP Order” means any interim order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Facility and use cash collateral, which shall be acceptable to the Debtors, the Prepetition RBL Agent and the DIP Lenders.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such property or asset.

“Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or any Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of the Debtors or their Estates, in each case solely to the extent of the Debtors’ or their Estates’ interest therein. A non-exclusive list of the Litigation Claims held by the Debtors as of the Effective Date will be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against any Debtor as of the Effective Date.

“Local Rules” means the Bankruptcy Local Rules for the Southern District of Texas.

“Management Incentive Plan” means a management incentive plan to be entered into by Reorganized Parent on the Effective Date, which shall (i) provide for the grant of 6% of the New Common Equity Interests (which may be in the form of a combination of options, restricted stock units, and/or other full value or appreciation awards exercisable, exchangeable, or convertible into such New Common Equity Interests) on a fully diluted basis to certain members of senior management, to be allocated as determined by the New Board and (ii) otherwise contain terms and conditions (including the form of awards, allocation of awards, vesting and performance metrics) that are customary for similar type equity plans and acceptable to the Reorganized Debtors and the Required Consenting Term Lenders.

“MIP Equity” means the New Common Equity Interests issued pursuant to or in connection with the Management Incentive Plan.

“New Board” means the initial members of the board of directors or other governing body of Reorganized Parent, whose appointment and powers shall be consistent in all respects with the Governance Term Sheet. The members of the New Board shall be Filed with the Plan Supplement.

“New Common Equity Interests” means the shares of common stock of Reorganized Parent authorized to be issued pursuant to this Plan and the Amended/New Organizational Documents, including any authorized but unissued units, shares or other equity interests.

“New Common Equity Interests DIP Pool” means 38.0338% of the New Common Equity Interests issued on the Effective Date, prior to dilution by the MIP Equity, to be issued in exchange for the DIP Facility Claims; provided, that in the discretion of the Required Consenting Term Lenders the New Common Equity Interests DIP Pool shall be increased to include equity to be issued in exchange for Case Extension Loans (if any) (as defined in the DIP Credit Agreement), which shall be subject to dilution by the MIP Equity.

“New Common Equity Interests Term Loan Pool” means 61.9662% of the New Common Equity Interests issued on the Effective Date, prior to dilution by the MIP Equity and equity issued in exchange for Case Extension Loans (if any) (which shall be subject to dilution by the MIP Equity), to be issued in exchange for the Prepetition Term Loan Claims.

“New Stockholders Agreement” means the stockholders agreement of Reorganized Parent, in substantially the form Filed with the Plan Supplement, which agreement shall contain terms and conditions acceptable to the Debtors and the Required Consenting Term Lenders.

“Non-Debtor Releasing Parties” means, each of, and in each case in its capacity as such (a) the Consenting RBL Lenders; (b) the Consenting Term Lenders; (c) the Prepetition RBL Agent; (d) the Prepetition Term Loan Agent; (e) the DIP Agent; (f) the DIP Lenders; (g) the Distribution Agents; (h) each Holder of a Claim in a Voting Class that votes to accept this Plan; (i) each Holder of a Claim in a Voting Class that votes to reject this Plan or abstains from voting on this Plan and does not affirmatively elect to “opt out” of the Third Party Release as provided on its respective ballot; (j) each Holder of a Claim or Equity Interest in a Non-Voting Class that does not affirmatively elect to “opt out” of the Third Party Release as provided on its respective Release Opt Out Form; and (k) each Related Party of each Entity in clauses (a) through (j).

“Non-Participating RBL Lender” means any Prepetition RBL Lender that elects not to participate in the Exit RBL Facility; provided that any Holder of an Allowed Prepetition RBL Claim that votes to reject this Plan or abstains from voting on this Plan shall constitute a Non-Participating RBL Lender.

“Non-Voting Classes” means, collectively, Classes 1-3 and 6-9.

“Notice” has the meaning set forth in Article XII.J of this Plan.

“Oil and Gas Lease” means any instrument, conveyance, or other document in favor of any Debtor by which a leasehold, working interest, easement, right-of-way or other right to extract, transport or inject oil, gas or other liquid or gaseous hydrocarbons or liquids or gases produced or used in connection with such Debtor’s oil and gas exploration, development and production operations is created.

“Oil and Gas Properties” means all Oil and Gas Leases, Royalty and Working Interests, and any other rights, titles, interests, and estates in and to oil and gas leases, oil, gas, and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, or any similar type of interests, including any reserved or residual interests of whatever nature owned or held by the Debtors.

“Old Sundance Subsidiary Interests” means, collectively, the Equity Interests in each Sundance Subsidiary, in each case as in existence immediately prior to the Effective Date.

“Old Parent Interests” means the Equity Interests in Parent, as in existence immediately prior to the Effective Date.

“Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim, a DIP Facility Claim, or a Priority Tax Claim.

“Other Secured Claim” means any Secured Claim (including, for the avoidance of doubt, any Hedge Claim arising from a transaction terminated prior to the Effective Date) other than an Administrative Claim, a DIP Facility Claim, a Secured Tax Claim, a Prepetition RBL Claim or a Prepetition Term Loan Claim.

“Outstanding Incentive Equity Interests” means any and all options, performance stock units, restricted stock units, share appreciation rights, restricted stock awards, or any other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into an Old Parent Interest or that are payable based on the value of an Old Parent Interest, as in existence immediately prior to the Effective Date.

“Parent” means Sundance Energy Inc., a Delaware corporation.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

“Plan” means this Joint Prepackaged Plan Of Reorganization For Sundance Energy Inc. And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code, dated March 9, 2021, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be amended, supplemented, or modified from time to time.

“Plan Objection Deadline” means the date and time by which objections to Confirmation and Consummation of this Plan must be Filed with the Bankruptcy Court.

“Plan Schedule” means a schedule annexed to this Plan or an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).

“Plan Securities” has the meaning set forth in Article V.I of this Plan.

“Plan Securities and Documents” has the meaning set forth in Article V.I of this Plan.

“Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time, in a manner in form and substance consistent in all respects with the Restructuring Support Agreement. The Exhibits and Plan Schedules (or substantially final forms thereof) shall be Filed with the Bankruptcy Court at least seven (7) days prior to the Plan Objection Deadline.

“PPP” means the Paycheck Protection Program created by the CARES Act.

“PPP Loan” means the loan in the amount of $1,912,248.00 received by the Debtors pursuant to the PPP funded by KeyBank, N.A. on May 12, 2020.

“Prepetition Debt Claims” means, collectively, the Prepetition RBL Claims and the Prepetition Term Loan Claims.

“Prepetition Loan Documents” means, collectively, the Prepetition RBL Credit Agreement, the Prepetition RBL Loan Documents, the Prepetition Term Loan Credit Agreement, and the Prepetition Term Loan Documents.

“Prepetition RBL Agent” means Toronto Dominion (Texas) LLC, as successor administrative agent to Natixis, New York Branch, in its capacity as administrative agent under the Prepetition RBL Credit Agreement.

“Prepetition RBL Agent and Prepetition RBL Lenders’ Fees and Expenses” means all reasonable and documented fees and expenses of the Prepetition RBL Agent and the Prepetition RBL Lenders, including the prepetition and postpetition fees and expenses of: (i) Haynes and Boone, LLP, (ii) Dacarba LLC, an Opportune Company, (iii) any conflict counsel or expert as may be reasonably required by the Prepetition RBL Agent in the Chapter 11 Cases, in their respective capacity as advisors to the Prepetition RBL Agent, and (iv) the reasonable, documented (summary invoices shall suffice) and reimbursable fees, costs and expenses of up to $10,000 for K&L Gates LLP, as counsel to ABN AMRO Capital USA, LLC and up to $10,000 for Luskin, Stern & Eisler LLP, as counsel to Credit Agricole Corporate and Investment Bank, provided that the aggregate fees, costs and expenses paid or reimbursed to either K&L Gates LLP or Luskin, Stern & Eisler LLP pursuant to the Restructuring Support Agreement, this Plan, and the Financing Orders shall not exceed $10,000 for each respective firm.

“Prepetition RBL Claims” means any and all Claims arising under or in connection with the Prepetition RBL Credit Agreement and the Prepetition RBL Loan Documents.

“Prepetition RBL Credit Agreement” means that certain Credit Agreement, dated as of July 18, 2018, by and among Parent, SEI, as borrower, the guarantors party thereto from time to time, the Prepetition RBL Agent, and the Prepetition RBL Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition RBL Lenders” means the lenders party to the Prepetition RBL Credit Agreement from time to time.

“Prepetition RBL Liens” means the Liens securing the payment of the Prepetition RBL Claims.

“Prepetition RBL Loan Documents” means the “Loan Documents” as defined in the Prepetition RBL Credit Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Term Loan Claims” means any and all Claims arising under or in connection with the Prepetition Term Loan Credit Agreement and the Prepetition Term Loan Documents.

“Prepetition Term Loan Credit Agreement” means that certain Credit Agreement, dated as of April 23, 2018, by and among Parent, SEI, as borrower, the guarantors party thereto from time to time, the Prepetition Term Loan Agent, and the Prepetition Term Loan Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Term Loan Agent” means Morgan Stanley Capital Administrators Inc., in its capacity as administrative agent under the Prepetition Term Loan Credit Agreement.

“Prepetition Term Loan Agent Fees and Expenses” means all reasonable and documented fees and expenses of Simpson Thacher & Bartlett LLP, Locke Lord LLP, and Houlihan Lokey Capital, Inc., in their respective capacity as advisors to the Prepetition Term Loan Agent.

“Prepetition Term Loan Documents” means the “Loan Documents” as defined in the Prepetition Term Loan Credit Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Term Loan Lenders” means the lenders party to the Prepetition Term Loan Credit Agreement from time to time.

“Prepetition Term Loan Liens” means the Liens securing the payment of the Prepetition Term Loan Claims.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

“Professional” means any Person or Entity retained by the Debtors in the Chapter 11 Cases pursuant to section 327, 328, or 363 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code.

“Professional Fee Claim Reserve” means the reserve established and maintained by the Reorganized Debtors from Cash on hand existing immediately prior to the Effective Date to pay in full in Cash the Professional Fee Claims incurred on or prior to the Effective Date, as and when such Claims become Allowed.

“Related Parties” means, collectively, with respect to any Entity or Person, such Entity’s or Person’s respective predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members (including ex officio members and managing members), management companies, fund advisors, employees, agents, trustees, advisory or subcommittee board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case acting in such capacity at any time on or after the date of the Restructuring Support Agreement, and any Person or Entity claiming by or through any of them, including such Related Party’s respective heirs, executors, estates, servants, and nominees; provided, however, that no insurer of any Debtor shall constitute a Related Party.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Release Opt Out Form” means the form to be provided to Holders (other than Debtors) of Claims and Equity Interests in Non-Voting Classes through which such Holders may elect to affirmatively opt out of the Third Party Release.

“Released Party” means each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting RBL Lenders; (d) the Consenting Term Lenders; (e) the Prepetition RBL Agent; (f) the Prepetition Term Loan Agent; (g) the DIP Agent; (h) the DIP Lenders; and (i) each Related Party of each Entity in clauses (a) through (h); provided that any Holder of a Claim or Equity Interest that votes against this Plan (to the extent such Holder’s Claim is in a Voting Class), objects to this Plan, or objects to or opts out of the Third Party Release contained herein, shall not be a “Released Party.”

“Releasing Party” means, collectively, the Debtor Releasing Parties and the Non-Debtor Releasing Parties.

“Reorganized Debtors” means, subject to the Restructuring Transactions, the Debtors as reorganized pursuant to this Plan on or after the Effective Date, and their respective successors.

“Reorganized Parent” means, subject to the Restructuring Transactions, Sundance Energy Inc., a Delaware corporation, as reorganized pursuant to this Plan on or after the Effective Date, and its successors, or the new parent of the Reorganized Debtors, whether by merger, consolidation or otherwise, and which may be a corporation, limited liability company or partnership, as determined by the Debtors and the Required Consenting Term Lenders.

“Required Consenting Term Lenders” means the “Required Consenting Term Lenders” under, and as defined by, the Restructuring Support Agreement.

“Restructuring Documents” means collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement, the Exhibits, the Plan Schedules, the Amended/New Organizational Documents, the Exit Facilities Loan Documents, the Plan Securities and Documents, and any other “Definitive Documents” as defined in the Restructuring Support Agreement.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of March 9, 2021, by and among the Debtors, the Prepetition RBL Agent, the Consenting RBL Lenders, the Prepetition Term Loan Agent and the Consenting Term Lenders (as amended, supplemented or modified from time to time), attached as Exhibit A to this Plan.

“Restructuring Transactions” has the meaning ascribed thereto in Article V.A of this Plan.

“Royalty and Working Interests” means the cost-bearing working interests granting the holder thereof the right to exploit oil and gas and associated hydrocarbons, and the non-costbearing royalties and mineral interests in the production of hydrocarbons, in each case, solely to the extent that the applicable interest is considered an interest in real property under applicable law.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“SEI” means Sundance Energy, Inc., a Colorado corporation.

“Solicitation Agent” means Prime Clerk LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Specified Employee Plans” has the meaning set forth in Article VI.G of this Plan.

“Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes or fees imposed or assessed by any Governmental Unit.

“Sundance Subsidiary” means each direct and indirect, wholly-owned subsidiary of Parent.

“Third Party Release” has the meaning set forth in Article X.B hereof.

“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unused Cash Reserve Amount” means the remaining Cash, if any, in the Professional Fee Claim Reserve after all obligations and liabilities for which such reserve was established are paid, satisfied, and discharged in full in Cash or are disallowed by Final Order in accordance with this Plan.

“Voting Classes” means Classes 4 and 5.

“Voting Deadline” means the date approved by the Bankruptcy Court as the date and time by which all Ballots must be received by the Solicitation Agent.

“Voting Record Date” means the applicable date for determining (a) which Holders of Claims in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and to vote to accept or reject this Plan, and (b) which Holders of Claims and Equity Interests in the Non-Voting Classes are entitled, as applicable, to receive the Release Opt Out Form.

Article II.

ADMINISTRATIVE, dip facility, AND PRIORITY TAX CLAIMS

A.	Administrative Claims

Generally. Subject to the paragraph below regarding Professional Fee Claims, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim), in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claim, shall receive, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Administrative Claim; (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; or (c) such other treatment as permitted by section 1129(a)(9) of the Bankruptcy Code; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

Professional Fee Claims. Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated in the Confirmation Order an application for final allowance of such Professional Fee Claim no later than forty-five (45) calendar days following the Effective Date; provided that the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals after the Effective Date in connection with the implementation and consummation of this Plan, in each case without further application or notice to or order of the Bankruptcy Court.

Objections to Professional Fee Claims. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than twenty-one (21) days after the Filing of the applicable final request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, including from the Professional Fee Claim Reserve, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Claim Reserve and shall use such funds to pay only the Professional Fee Claims, as and when allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained in this Plan, the failure of the Professional Fee Claim Reserve to satisfy in full the Allowed Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Reorganized Debtors. The Professional Fee Claim Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in full in Cash in accordance with Article II.A of this Plan.

B.	DIP Facility Claims

Except to the extent that a holder of a DIP Facility Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each DIP Facility Claim, on the Effective Date each holder of a DIP Facility Claim shall receive its Pro Rata share (determined based on the aggregate principal amount of DIP Facility Claims held by such Holder as a percentage of all DIP Facility Claims outstanding on the Effective Date) of the New Common Equity Interests DIP Pool (subject to dilution by the MIP Equity).

C.	Priority Tax Claims

Subject to Article VIII hereof, to the extent such claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the option of the Debtors or Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Priority Tax Claim; (b) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; (c) such other treatment such that the Holder will not be Impaired pursuant to section 1124 of the Bankruptcy Code; or (d) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims arising out of obligations incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (c) or (d) above shall be made in equal quarterly Cash payments beginning on the Effective Date (or as soon as reasonably practicable thereafter), and continuing on a quarterly basis until payment in full of the applicable Allowed Priority Tax Claim.

Article III.

CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

This Plan constitutes a separate plan of reorganization for each Debtor. All Claims and Equity Interests, except Administrative Claims, DIP Facility Claims, and Priority Tax Claims, are placed in the Classes set forth below. For all purposes under this Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be nine (9) Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights
1.	Other Priority Claims	Unimpaired	Presumed to Accept
2.	Other Secured Claims	Unimpaired	Presumed to Accept
3.	Secured Tax Claims	Unimpaired	Presumed to Accept
4.	Prepetition RBL Claims	Impaired	Entitled to Vote
5.	Prepetition Term Loan Claims	Impaired	Entitled to Vote
6.	General Unsecured Claims	Unimpaired	Presumed to Accept
7.	Intercompany Claims	Impaired	Presumed to Accept
8.	Old Parent Interests	Impaired	Deemed to Reject
9.	Old Sundance Subsidiary Interests	Unimpaired	Presumed to Accept

B.	Classification and Treatment of Claims and Equity Interests

1.	Class 1 - Other Priority Claims

(a)	Classification: Class 1 consists of the Other Priority Claims.

(b)	Treatment: Subject to Article VIII hereof, to the extent such Class 1 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 1 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Class 1 Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 1 Claim; (b) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (c) such other treatment such that such Allowed Class 1 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)	Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 1 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

2.	Class 2 - Other Secured Claims

(a)	Classification: Class 2 consists of the Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim.

(b)	Treatment: Subject to Article VIII hereof, to the extent such Class 2 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 2 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 2 Claim; (b) the return or abandonment of the Collateral securing such Allowed Class 2 Claim; (c) reinstatement of such Allowed Class 2 Claim; (d) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; or (e) such other treatment such that such Allowed Class 2 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)	Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 2 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

3.	Class 3 - Secured Tax Claims

(a)	Classification: Class 3 consists of the Secured Tax Claims.

(b)	Treatment: Subject to Article VIII hereof, to the extent such Class 3 Claim has not already been paid in full during the Chapter 11 Cases, on the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 3 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) payment in full in Cash in an amount equal to the due and unpaid portion of such Allowed Class 3 Claim; (b) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; (c) the return or abandonment of the Collateral securing such Allowed Class 3 Claim; (d) such other treatment such that such Allowed Class 3 Claim will be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code; or (e) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or the Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (d) or (e) above shall be made in equal quarterly Cash payments beginning on the Effective Date (or as soon as reasonably practicable thereafter), and continuing on a quarterly basis thereafter until payment in full of the applicable Allowed Class 3 Claim.

(c)	Voting: Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 3 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

4.	Class 4 - Prepetition RBL Claims

(a)	Classification: Class 4 consists of the Prepetition RBL Claims.

(b)	Allowance: The Prepetition RBL Claims are deemed Allowed Prepetition RBL Claims in the aggregate principal amount of $146,950,000.00, plus all applicable accrued but unpaid interest at the applicable rate, fees, costs, charges, premiums or other amounts arising under the Prepetition RBL Credit Agreement and the Prepetition RBL Loan Documents through the Effective Date.

(c)	Treatment: On the Effective Date, the Prepetition RBL Credit Agreement shall be deemed to be amended and restated in its entirety by the Exit Facilities Credit Agreement and, in full and final satisfaction, settlement, discharge and release of, and in exchange for, each Allowed Prepetition RBL Claim:

(i)	each Holder of an Allowed Prepetition RBL Claim that votes to accept this Plan (and/or its designee) that is not otherwise a Non-Participating RBL Lender shall receive:

a.	its Pro Rata share (determined as a percentage of all Allowed Prepetition RBL Claims held by Holders electing to participate in the Exit RBL Facility) of the loans and commitments under the Exit RBL Facility;

b.	its Pro Rata share (determined as a percentage of all Allowed Prepetition RBL Claims held by Holders electing to participate in the Exit RBL Facility) of the loans under the Exit Second Out Term Loan Facility; and

c.	its Pro Rata share (determined as a percentage of all Allowed Prepetition RBL Claims) of the Cash Paydown.

(ii)  each Non-Participating RBL Lender (and/or its designee) shall receive:

a.	loans under the Exit Third Out Term Loan Facility in a principal amount equal to the amount of such Holder’s Allowed Prepetition RBL Claim minus the amount of Cash Paydown received by such Holder; and

b.	its Pro Rata share (determined as a percentage of all Allowed Prepetition RBL Claims) of the Cash Paydown.

(d)	Voting: Class 4 is Impaired, and Holders of Claims in Class 4 are entitled to vote to accept or reject this Plan.

5.	Class 5 - Prepetition Term Loan Claims

(a)	Classification: Class 5 consists of the Prepetition Term Loan Claims.

(b)	Allowance: The Prepetition Term Loan Claims are deemed Allowed Prepetition Term Loan Claims in the aggregate principal amount of $252,997,054.45, plus all accrued interest at the applicable rate, fees, costs, charges, premiums or other amounts arising under the Prepetition Term Loan Credit Agreement or the Prepetition Term Loan Documents through the Effective Date.

(c)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Class 5 Claim agrees, in writing, to less favorable treatment, in full and final satisfaction, settlement, discharge and release of, and in exchange for, each Allowed Class 5 Claim, each Holder of an Allowed Class 5 Claim shall receive its Pro Rata share of the New Common Equity Interests Term Loan Pool (subject to dilution by the MIP Equity).

(d)	Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject this Plan.

6.	Class 6 – General Unsecured Claims

(a)	Classification: Class 6 consists of the General Unsecured Claims and the PPP Loan (if not forgiven as further set forth herein).

(b)	Treatment: The legal, equitable, and contractual rights of the Holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a Holder of an Allowed Class 6 Claim has already been paid during the Chapter 11 Cases or such Holder agrees, in writing, to less favorable treatment, each Holder of an Allowed Class 6 Claim shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 6 Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders: (a) if such Allowed Class 6 Claim is due and payable on or before the Effective Date, payment in full, in Cash, of the due and unpaid portion of such Allowed Class 6 Claim on the Effective Date; (b) if such Allowed Class 6 Claim is not due and payable before the Effective Date, payment in the ordinary course of business consistent with past practices; or (c) such other treatment, as may be agreed upon in writing by the Debtors or the Reorganized Debtors (as applicable), the Required Consenting Term Lenders, and the Holder of such Allowed Class 6 Claim, such that the Allowed Class 6 Claim shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 6 is an Unimpaired Class, and the Holders of Claims in Class 6 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 6 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 6 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

7.	Class 7 – Intercompany Claims

(a)	Classification: Class 7 consists of the Intercompany Claims.

(b)	Treatment: On the Effective Date, each Class 7 Claim shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, and with the consent of the Required Consenting Term Lenders, reinstated, compromised, or canceled and released without any distribution.

(c)	Voting: Class 7 is Impaired. However, because the Holders of such Claims are Debtors, the Holders of Claims in Class 7 shall be conclusively presumed to have accepted this Plan. Therefore, Holders of Claims in Class 7 are not entitled to vote to accept or reject this Plan.

8.	Class 8 – Old Parent Interests

(a)	Classification: Class 8 consists of the Old Parent Interests.

(b)	Treatment: On the Effective Date, all Old Parent Interests shall be canceled, and each Holder of Old Parent Interests shall receive no recovery on account of such Old Parent Interests.

(c)	Voting: Class 8 is Impaired, and Holders of Old Parent Interests in Class 8 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Old Parent Interests are not entitled to vote to accept or reject this Plan. Holders of Old Parent Interests in Class 8 will be provided a Release Opt Out Form solely for purposes of affirmatively opting out of the Third Party Release.

9.	Class 9 - Old Sundance Subsidiary Interests

(a)	Classification: Class 9 consists of the Old Sundance Subsidiary Interests.

(b)	Treatment: Subject to the Restructuring Transactions, all Old Sundance Subsidiary Interests shall remain effective and outstanding on the Effective Date and shall be owned and held by the same Person or Entity that held and/or owned such Old Sundance Subsidiary Interests immediately prior to the Effective Date.

(c)	Voting: Class 9 is an Unimpaired Class, and the Holders of the Old Sundance Subsidiary Interests in Class 9 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of the Old Sundance Subsidiary Interests in Class 9 are not entitled to vote to accept or reject this Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Combined Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	PPP Loan

The Debtors have used the proceeds of the PPP Loan to pay “forgivable expenses” as that term is defined under the PPP and CARES Act. As such, it is anticipated that the full amount of the PPP Loan will be forgiven in accordance with the terms of the PPP and CARES Act. To the extent any portion of the PPP Loan is not forgiven in accordance with the terms of the PPP and CARES Act, such portion of the PPP Loan (if any) shall be treated as General Unsecured Claim in Class 6 and, if Allowed, shall be paid in full in Cash as it becomes due and payable.

Article IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1, 2, 3, 6 and 9 are Unimpaired under this Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Class 7 is Impaired under this Plan; however, because the Holders of such Claims are Debtors, the Holders of Claims in Class 7 are conclusively presumed to have accepted this Plan.

B.	Deemed Rejection of Plan

Class 8 is Impaired under the Plan and Holders of Old Parent Interests in such Class shall receive no distribution under this Plan on account of such Old Parent Interests. Therefore, the Holders of Equity Interests in such Class are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Such Holders will, however, receive a Release Opt Out Form to allow such Holders to affirmatively opt out of the Third Party Release.

C.	Voting Classes

Classes 4 and 5 are Impaired under this Plan. The Holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject this Plan.

D.	Acceptance by Impaired Class

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by either of Class 4 or Class 5. The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to modify this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

F.	Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

Article V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Support Agreement and the Restructuring Documents (in each case to the extent applicable) and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Debtors and Reorganized Debtors, as applicable, to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, including such actions as may be necessary or appropriate to issue the Plan Securities, effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently formed or incorporated. Such restructuring may include one or more issuances, mergers, amalgamations, consolidations, restructures, dispositions, liquidations, dissolutions, or creations of one or more new Entities, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required hereunder or thereunder (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court upon the entry of the Confirmation Order. The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of issuance, merger, amalgamation, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of issuance, transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree; (iii) the filing of appropriate certificates or articles of merger, amalgamation, consolidation, or dissolution pursuant to applicable state law; (iv) the creation of one or more new Entities; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable state law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required hereunder or thereunder.

B.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal Entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated or otherwise modified under this Plan. Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such respective Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all Oil and Gas Properties, all claims, rights, and Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than Claims or Causes of Action subject to the Debtor Release, the Professional Fee Claim Reserve and any rejected Executory Contracts and/or Unexpired Leases), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens that survive the occurrence of the Effective Date as described in Article III of this Plan (including, without limitation, each Prepetition RBL Credit Agreement Lien and other Liens that secure the Exit Facilities and all other obligations of the Reorganized Debtors under the Exit Facilities Loan Documents and the Hedge Agreements. On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

D.	Exit Facilities Loan Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facilities Loan Documents, in each case in the form attached to the Exit Debt Commitment Letter and otherwise in form and substance acceptable to the Prepetition RBL Agent and the Required Consenting Term Lenders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit Facilities Loan Documents). On the Effective Date, the Exit Facilities Loan Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan. For the avoidance of doubt, any letter of credit issued and outstanding under the Prepetition RBL Credit Agreement on the Effective Date shall be deemed issued under the Exit Facilities Credit Agreement.

On and as of the Effective Date, all Prepetition RBL Lenders shall be deemed to be parties to, and bound by, the Exit Facilities Credit Agreement, without the need for execution thereof by any such applicable Prepetition RBL Lender; provided however that, with respect to any Prepetition RBL Lender that fails to execute and deliver its signature page to the Exit Facilities Credit Agreement, any portion of the Cash to be distributed pursuant to or in connection with this Plan to such Prepetition RBL Lender shall be treated as an undeliverable distribution pursuant to Article VII.D.4 of this Plan until such Prepetition RBL Lender executes and delivers to Reorganized Parent its signature page to the Exit Facilities Credit Agreement.

By voting to accept this Plan, each Prepetition RBL Lender thereby instructs and directs the Prepetition RBL Agent, pursuant to Article XI of the Prepetition RBL Credit Agreement, and each such vote to accept this Plan shall, for all purposes, constitute an instruction from such Prepetition RBL Lender directing the Prepetition RBL Agent and the Exit Facilities Agent (as applicable), to (i) act as Distribution Agent to the extent required by this Plan, (ii) execute and deliver the Exit Facilities Loan Documents (each to the extent it is a party thereto), as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Exit Facilities Agent is a party and to promptly consummate the transactions contemplated thereby, and (iii) take any other actions required or contemplated to be taken by the Exit Facilities Agent and/or the Prepetition RBL Agent (as applicable) under this Plan or any of the Restructuring Documents to which it is a party.

E.	No Discharge or Release of Prepetition RBL Liens

Notwithstanding anything in this Plan to the contrary, all property and assets of the Estates of the Debtors, including, without limitation, all claims, rights and Litigation Claims of the Debtors and any property and assets acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan, shall remain encumbered by and subject to the Prepetition RBL Liens and other Liens granted under the Exit Facilities Loan Documents, which, as of the Effective Date, shall secure the Exit Facilities Loans and all other indebtedness and obligations of the Reorganized Debtors under and to the extent set forth in the Exit Facilities Loan Documents and the Hedge Agreements and such Liens (x) shall be and hereby are ratified, reaffirmed as valid, enforceable, and not avoidable, and deemed granted by the Reorganized Debtors and (y) shall not be, and shall not be deemed to be, impaired, discharged or released by this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

F.	New Common Equity Interests

On the Effective Date, subject to the terms and conditions of the Restructuring Transactions, Reorganized Parent shall issue the shares of New Common Equity Interests in exchange for the DIP Facility Claims and Prepetition Term Loan Claims pursuant to this Plan and the Amended/New Organizational Documents. The shares of New Common Equity Interests shall carry voting rights in accordance with the Governance Term Sheet and the Amended/New Organizational Documents. Except as otherwise expressly provided in the Restructuring Support Agreement or this Plan, the Reorganized Parent shall not be obligated to register shares of New Common Equity Interests under the Securities Act or to list the shares of New Common Equity Interests for public trading on any securities exchange.

Distribution of the shares of New Common Equity Interests may be made by delivery of stock certificates or book-entry transfer thereof by the applicable Distribution Agent in accordance with this Plan and the Amended/New Organizational Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of the Reorganized Parent shall be the number of shares of New Common Equity Interests as may be designated in the Amended/New Organizational Documents.

G.	New Stockholders Agreement;

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, Reorganized Parent shall enter into, if applicable, the New Stockholders Agreement, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Stockholders Agreement).

On and as of the Effective Date, all of the Holders of New Common Equity Interests shall be deemed to be parties to the New Stockholders Agreement, if any, without the need for execution by such Holder. The New Stockholders Agreement, if any, shall be binding on all Entities receiving, and all Holders of, the New Common Stock (and their respective successors and assigns), whether such New Common Stock is received or to be received on or after the Effective Date and regardless of whether such Entity executes or delivers a signature page to the New Stockholders Agreement.

H.	Management Incentive Plan

On the Effective Date, the Reorganized Parent shall adopt and implement the Management Incentive Plan. The MIP Equity issued pursuant to the Management Incentive Plan shall dilute equally the shares of New Common Equity Interests otherwise distributed pursuant to or in connection with this Plan (including any authorized but unissued units, shares or other equity interests). The participants in the Management Incentive Plan, the allocations and form of the options and other equity-based compensation to such participants (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board.

I.	Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and shall provide or issue the New Common Equity Interests and any and all other securities to be distributed or issued under this Plan (collectively, the “Plan Securities”) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan (collectively, the “Plan Securities and Documents”), in each case in form and substance acceptable to the Required Consenting Term Lenders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The offer, distribution and issuance, as applicable, of the Plan Securities and Documents under this Plan shall be exempt from registration and prospectus delivery requirements under applicable securities laws (including Section 5 of the Securities Act or any similar state or local law requiring the registration and/or delivery of a prospectus for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and/or other applicable exemptions.

Plan Securities provided in reliance on the exemption from registration under the Securities Act (and any other applicable U.S. state or local law requiring registration prior to the offering, issuance or distribution of securities) pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code. Such Plan Securities will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and, subject to the terms of the New Stockholders Agreement and the Amended/New Organizational Documents, will be freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code. Holders of Plan Securities that are prohibited from trading or transferring such securities as an “affiliate” or “underwriter” would, however, be permitted to trade or transfer Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144 under the Securities Act or Rule 144A under the Securities Act or any other applicable registration exemption under the Securities Act, or if such securities are registered with the Commission pursuant to a registration statement.

The offer, distribution and issuance, as applicable, of the Plan Securities and Documents under this Plan shall be exempt from registration and prospectus delivery requirements under applicable securities laws (including Section 5 of the Securities Act or any similar state or local law requiring the registration and/or delivery of a prospectus for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or other applicable exemptions. An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code and is deemed to be a public offering, and such Plan Securities may be resold without registration to the extent permitted under section 1145 of the Bankruptcy Code.

All New Common Equity Interests issued to Holders of Allowed Claims on account of their respective Claims may be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or other applicable exemptions.

Resale of any Plan Securities by Persons who receive any Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code, who are deemed to be “underwriters” (as such term is defined in section 1145(b)(1) of the Bankruptcy Code) (collectively, the “Restricted Holders”) would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act. Restricted Holders would, however, be permitted to resell the Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, or if such securities are registered with the Commission pursuant to a registration statement or otherwise. Plan Securities that are distributed pursuant to Section 4(a)(2) of the Securities Act may be resold pursuant to registration with the Commission or any applicable exemption therefrom.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of New Common Equity Interests through the facilities of DTC (and any stock transfer agent), the Reorganized Debtors shall not be required to provide any further evidence to DTC (or any stock transfer agent) other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the New Common Equity Interests, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Equity Interests are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, neither DTC nor any stock transfer agent may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

J.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein (including, without limitation, Articles V.D and V.E of this Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

K.	Organizational Documents of the Reorganized Debtors

The respective organizational documents of each of the Debtors shall be amended and restated or replaced (as applicable) and shall be consistent in all respects with the Governance Term Sheet and shall be in form and substance acceptable to the Debtors and each Consenting Term Lender, and as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. Such organizational documents shall: (i) to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Common Equity Interests in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan; (iii) to the extent necessary or appropriate, include restrictions on the transfer of New Common Equity Interests; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Restructuring Documents, amend and restate their respective organizational documents as permitted by applicable law.

L.	Directors and Officers of the Reorganized Debtors

The Reorganized Company will be managed by the New Board which shall be appointed by the Consenting Term Lenders in accordance with the Governance Term Sheet. The Consenting Term Lenders shall also have the right to appoint board observers to the New Board. The members and observers of the New Board shall, in each case, be appointed by the Consenting Term Lenders in accordance with the Governance Term Sheet and identified in the Plan Supplement as Plan Schedule 4. The initial new board of directors or other governing body of each Parent Subsidiary shall consist of one or more of the directors or officers of Reorganized Parent. Any directors elected pursuant to this section shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.

Pursuant to and to the extent required by section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Combined Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or an officer, the nature of any compensation for such Person. Each such director and officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended/New Organizational Documents and the other constituent and organizational documents of the applicable Reorganized Debtors. The existing boards of directors and other governing bodies of the Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

M.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto or by the Restructuring Documents).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by such Person or Entity, or the need for any approvals, authorizations, actions or consents of or from any such Person or Entity.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Organization Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan including, without limitation, in connection with the authorization, execution and delivery of the Exit Facilities Loan Documents, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

N.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided in this Plan (including, without limitation, Articles V.D and V.E of this Plan), all notes, stock, instruments, certificates, credit agreements and other agreements and documents evidencing or relating to the Prepetition Term Loan Claims, any Impaired Claim (other than the Prepetition RBL Claims) and/or the Old Parent Interests, shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity; provided that the Prepetition Term Loan Documents shall continue in effect for the limited purpose of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Prepetition Term Loan Agent or other applicable Distribution Agent thereunder to make, distributions under this Plan. Except to the extent otherwise provided in this Plan (including, without limitation, Articles V.D and V.E of this Plan) and the Restructuring Documents, upon completion of all such distributions, the Prepetition Term Loan Documents and any and all notes, securities and instruments issued in connection therewith shall terminate completely without further notice or action and be deemed surrendered. For the avoidance of doubt, nothing in this paragraph shall apply to or affect or impair the Prepetition RBL Loan Documents or the Exit Facilities Loan Documents, which shall remain in full force and effect as of and after the Effective Date (as such Prepetition RBL Loan Documents are amended and restated pursuant to this Plan).

O.	Old Sundance Subsidiary Interests

On the Effective Date, the Old Sundance Subsidiary Interests shall, subject to the Restructuring Transactions, remain effective and outstanding, and shall be owned and held by the same applicable Person or Entity that held and/or owned such Old Sundance Subsidiary Interests immediately prior to the Effective Date. Each Sundance Subsidiary shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date, except as amended or modified by this Plan.

P.	Sources of Cash for Plan Distributions

All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations, the DIP Facility, and the Exit Facilities. The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, but in all cases subject to the terms and conditions of the Restructuring Documents.

Q.	Funding and Use of Professional Fee Claim Reserve

On the Effective Date, the Debtors shall fund the Professional Fee Claim Reserve in such amount as determined by the Debtors, with the consent of the Prepetition RBL Agent and the Required Consenting Term Lenders, or as determined by order of the Bankruptcy Court, as necessary in order to be able to pay in full in Cash the Professional Fee Claims, as and when Allowed.

The Cash contained in the Professional Fee Claim Reserve shall be used solely to pay the Allowed Professional Fee Claims, with the Unused Cash Reserve Amount (if any) being returned to the Reorganized Debtors within three (3) Business Days after determining the Unused Cash Reserve Amount. The Debtors and the Reorganized Debtors, as applicable, shall maintain detailed records of all payments made from the Professional Fee Claim Reserve, such that all payments and transactions shall be adequately and promptly documented in, and readily ascertainable from, their respective books and records.

The Professional Fee Claim Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals will have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in full in Cash in accordance with Article II.A of this Plan.

After the Effective Date, neither the Debtors nor the Reorganized Debtors shall deposit any other funds or property into the Professional Fee Claim Reserve without further order of the Bankruptcy Court or otherwise commingle funds in the Professional Fee Claim Reserve. To the extent the Professional Fee Claim Reserve is insufficient to pay in full in Cash the obligations and liabilities for which such reserve was established, then the Reorganized Debtors shall, within five (5) Business Days, pay such obligations and liabilities in full in Cash.

R.	Holders of Royalty and Working Interests

Royalty and Working Interests shall not be affected or impaired in any manner by any provision of this Plan and the legal and equitable rights, interests, defenses, and obligations of holders of Royalty and Working Interests, with respect to such Royalty and Working Interests, shall not be impaired in any manner by the provisions of this Plan. Nor shall anything in this Plan impair the rights and defenses of the Debtors and Reorganized Debtors with respect to the Royalty and Working Interests.

The Debtors’ and Reorganized Debtors’ rights to dispute the amount of any payments on account of Royalty and Working Interests and to assert that prepetition Claims for such amounts have been paid or otherwise satisfied or discharged are expressly reserved; provided, however, that nothing in this Plan shall be deemed a finding or determination as to whether any such amounts owed by the Debtors on account of Royalty and Working Interests are a Claim, the type or classification of any such Claim, or if the amount has been satisfied or discharged. All parties’ rights are reserved with respect to any such finding or determination; provided, however, to the extent applicable, any holders of Royalty and Working Interests that have Allowed General Unsecured Claims shall be treated as provided in Article III hereof.

S.	Payment of Fees and Expenses of Certain Creditors

The Debtors shall, on and after the Effective Date and to the extent invoiced, pay (i) the Prepetition RBL Agent and Prepetition RBL Lenders’ Fees and Expenses and (ii) the Prepetition Term Loan Agent Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without the need for application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and any such Entity cannot agree with respect to the reasonableness of the fees and expenses (incurred prior to the Effective Date) to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on or after the Effective Date (as applicable) and any disputed amounts to be escrowed by the Reorganized Debtors).

Article VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that, in each case, with the consent of the Required Consenting Term Lenders:

(i)             have been assumed or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii)            are the subject of a motion to reject filed by the Debtors pending on the Effective Date;

(iii)           are identified as rejected Executory Contracts and Unexpired Leases by the Debtors on Plan Schedule 5, to be Filed in the Plan Supplement, which Plan Schedule may be amended by the Debtors with the consent of the Required Consenting Term Lenders to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Plan Schedule and serving it on the affected non-Debtor contract parties prior to the Effective Date; or

(iv)          are rejected or terminated pursuant to the terms of this Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any defaults under each Executory Contract and Unexpired Lease to be assumed, or assumed and assigned, pursuant to this Plan shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable default amount in Cash on or in connection with the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree in writing (the “Cure Claim Amount”).

In the event of an assumption, or an assumption and assignment, of an Executory Contract or Unexpired Lease under this Plan, at least fourteen (14) days prior to the Cure Objection Deadline (or, in the case of an Executory Contract or Unexpired Lease removed from the Plan Schedule after such date, no later than one (1) Business Day after such removal), the Debtors shall File and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, or proposed assumption and assignment, which will: (a) list the applicable Cure Claim Amount, if any; (b) if applicable, identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under this Plan, or any related cure amount, must be Filed, served and actually received by the Debtors prior to the Cure Objection Deadline (notwithstanding anything in a proof of Claim to the contrary). Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption, or proposed assumption and assignment, or cure amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to such proposed assumption, proposed assumption and assignment, and cure amount. The Confirmation Order shall constitute an order of the Bankruptcy Court approving each proposed assumption, or proposed assumption and assignment, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any Debtor or assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or assumed and assigned or (c) any other matter pertaining to assumption or assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving such assumption, or assumption and assignment; provided, however, that following the resolution of any such dispute, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order. Notwithstanding the foregoing, the Debtors, with the reasonable consent of the Required Consenting Term Lenders, or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

Subject to any cure claims Filed with respect thereto, assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to this Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, in each case as provided in section 365 of the Bankruptcy Code. Any proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned by Final Order shall be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

With respect to any Executory Contract or Unexpired Lease assumed and assigned pursuant to this Plan, upon and as of the Effective Date, the applicable assignee shall be deemed to be substituted as a party thereto for the applicable Debtor party to such assigned Executory Contract or Unexpired Lease and, accordingly, the Debtors and the Reorganized Debtors shall be relieved, pursuant to and to the extent set forth in section 365(k) of the Bankruptcy Code, from any further liability under such assigned Executory Contract or Unexpired Lease.

C.	Rejection of Executory Contracts and Unexpired Leases

The Debtors reserve the right (with the consent of the Required Consenting Term Lenders), at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any Executory Contract or Unexpired Lease and to file a motion requesting authorization for the rejection of any such contract or lease. All Executory Contracts and Unexpired Leases listed on Plan Schedule 5 shall be deemed rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Person or Entity that is required to File a proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof.

E.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be deemed and treated as an Executory Contract that is and will be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the D&O Liability Insurance Policies will survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies.

In furtherance of the foregoing, the Reorganized Debtors shall maintain and continue in full force and effect the D&O Liability Insurance Policies for the benefit of the insured Persons for the full term of such policies, and all insured Persons, including without limitation, any members, managers, directors, and officers of the Reorganized Debtors who served in such capacity at any time prior to the Effective Date or any other individuals covered by such D&O Liability Insurance Policies, shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such insured Persons remain in such positions after the Effective Date. Notwithstanding the foregoing, after assumption of the D&O Liability Insurance Policies, nothing in this Plan or the Confirmation Order alters the terms and conditions of the D&O Liability Insurance Policies. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity. The Debtors shall provide notice of any such action to the Prepetition Term Loan Agent.

F.	Indemnification Provisions

On the Effective Date, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Indemnification Provisions shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Provisions. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

G.	Employment Plans

All employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Debtors applicable to any of their respective officers, employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement (SERP) plans, healthcare plans, disability plans, retention plans, life and accidental death and dismemberment insurance plans, health and welfare plans, and 401(k) plans (collectively, the “Specified Employee Plans”) shall be deemed and treated as Executory Contracts under this Plan and on the Effective Date shall be assumed by the Debtors (and assigned to the Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed; provided that severance payments to any “insider” (as defined in section 101(31) of the Bankruptcy Code) of the Debtors terminated during the Chapter 11 Cases shall be subject to sections 503(c)(2) and 502(b)(7) of the Bankruptcy Code, to the extent each section is applicable; provided further that notwithstanding anything in this Plan to the contrary, (x) all employee equity incentive plans of the Debtors in effect prior to the Effective Date shall be canceled on the Effective Date and all Outstanding Incentive Equity Interests received thereunder shall receive the same treatment as Old Parent Interests under this Plan and (y) the Executive KERP/KEIP will be cancelled on the Effective Date (and no Claims shall arise thereunder). After the Effective Date, the New Board shall, in its discretion, implement employee incentive or bonus plans as and when it deems appropriate; provided, however, that the Management Incentive Plan shall be implemented pursuant to and in accordance with the terms of this Plan, including Article V.H hereof. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Specified Employee Plans. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Specified Employee Plans.

H.	Hedge Agreements

On the Effective Date and pursuant to the Hedge Order, each Hedge Agreement shall be deemed and treated as an Executory Contract that is and shall be assumed by the Reorganized Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the Hedge Agreements. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Hedge Agreements.

I.	Insurance Contracts

On the Effective Date, each Insurance Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance Contracts. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or any insurer under the Insurance Contracts.

J.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

K.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

L.	Oil and Gas Leases

The Debtors’ Oil and Gas Leases are hereby assumed by the Debtors to the extent such leases are “unexpired leases” or “executory contracts” under section 365 of the Bankruptcy Code. Nothing in the Plan shall be deemed a finding or determination that any Oil and Gas Lease constitutes an “unexpired lease” or “executory contract” for purposes of section 365 of the Bankruptcy Code, and the Debtors’ rights to contest any such claim or allegation are expressly reserved. Nothing in the Plan alters or changes the underlying property rights associated with the Debtors’ Oil and Gas Leases, including, without limitation, rights related to Royalty and Working Interests.

Article VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII hereof.

B.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below or as otherwise provided in this Plan, the Reorganized Debtors or other applicable Distribution Agent shall make all distributions required to be distributed under this Plan. The Reorganized Debtors may employ or contract with other Entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such Entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan, (b) make all distributions contemplated hereby, (c) empower professionals to represent it with respect to its responsibilities and (d) exercise such other powers as are necessary and proper to implement the provisions hereof.

Distributions on account of the Allowed DIP Facility Claims, Allowed Prepetition RBL Claims, and the Allowed Prepetition Term Loan Claims shall be made to (or in coordination with) the DIP Facility Agent, the Prepetition RBL Agent, and the Prepetition Term Loan Agent, as applicable, and such agent will be, and shall act as, the Distribution Agent with respect to its respective Class of Claims in accordance with the terms and conditions of this Plan and the applicable loan documents. All distributions to Holders of Allowed DIP Facility Claims, Allowed Prepetition RBL Claims, and Allowed Prepetition Term Loan Claims shall be deemed completed when made by the Reorganized Debtors to (or at the direction of) the DIP Facility Agent, the Prepetition RBL Agent, and the Prepetition Term Loan Agent, as applicable.

D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions

1.             Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed. Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than Prepetition Debt Claims or DIP Facility Claims) that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than Prepetition Debt Claims or DIP Facility Claims) who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the Distribution Record Date shall not apply to the Prepetition Debt Claims or the DIP Facility Claims.

2.             Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the relevant Prepetition Loan Documents or DIP Loan Documents, in each case to the extent applicable); provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest proof of Claim, if any, Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date.

3.             Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $25.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars or New Common Equity Interests, in each case with respect to Impaired Claims. With respect to Impaired Claims, whenever any payment or distribution of a fraction of a dollar or a fraction of a share of New Common Equity Interest under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction down to the nearest whole dollar or share of New Common Equity Interest (up or down), with half dollars and half shares of New Common Equity Interest or more being rounded up to the next higher whole number and with less than half dollars and half shares of New Common Equity Interest being rounded down to the next lower whole number (and no Cash shall be distributed in lieu of such fractional New Common Equity Interest).

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if the amount to be distributed to the specific Holder of an Allowed Claim on the Effective Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4.             Undeliverable Distributions

(a)	Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address in accordance with the time frames described in Article VII.D.4(b) hereof, at which time (or as soon as reasonably practicable thereafter) all currently due but missed distributions shall be made to such Holder. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)	Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within ninety (90) days after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim shall become the property of the Reorganized Debtors free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash, Plan Securities and Documents, and/or other property, as applicable, shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

(c)	Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its rights for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such right against the Debtors, their Estates, the Reorganized Debtors, or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.

E.	Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors or other applicable Distribution Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors or other applicable Distribution Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements. All Entities holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes (or establish eligibility for an exclusion for the withholding of taxes), and each Holder of an Allowed Claim will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this Article VII.E shall be treated as if distributed to the Holder of the Allowed Claim.

F.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the applicable Distribution Agent, by checks drawn on, or wire transfer from, a domestic bank selected by such Distribution Agent. Cash payments to foreign creditors may be made, at the option of such Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.	Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Confirmation Order.

Article VIII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims

1.             Allowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 or section 510 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

2.             Disallowance of Certain Claims

Any Holders of Claims disallowed pursuant to section 502(d) of the Bankruptcy Code, unless and until expressly Allowed pursuant to this Plan, shall not receive any distributions on account of such Claims until such time as such Causes of Action against that Holder have been settled or a Final Order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtors by that Holder have been turned over or paid to the Reorganized Debtors.

3.             Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors, in each case, shall have the authority to File objections to Claims (other than Claims that are Allowed under this Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

4.             Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. § 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

5.             No Filings of Proofs of Claim

Except as otherwise provided in this Plan, Holders of Claims, including the Prepetition RBL Agent with respect to the Prepetition RBL Claims and the Prepetition Term Loan Agent with respect to the Prepetition Term Loan Claims, will not be required to File a proof of Claim, and except as provided in this Plan, no parties should File a proof of Claim. The Debtors do not intend to object in the Bankruptcy Court to the allowance of Claims Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors will constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing within forty-five (45) calendar days after the occurrence of the Effective Date, in which event the Claim will become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

B.	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become Allowed pursuant to a Final Order.

C.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

The Reorganized Debtors or other applicable Distribution Agent shall make distributions on account of any Disputed Claim that has become Allowed after the Effective Date at such time that such Claim becomes Allowed (or as soon as reasonably practicable thereafter). Such distributions will be made pursuant to the applicable provisions of Article VII of this Plan.

D.	Reserve for Disputed Claims

The Debtors (with the consent of the Required Consenting Term Lenders), the Reorganized Debtors, and the Distribution Agent may, in their respective sole discretion, establish such appropriate reserves for Disputed Claims in the applicable Class(es) as it determines necessary and appropriate. Without limiting the foregoing, reserves (if any) for Disputed Claims shall equal, as applicable, an amount of Cash or Plan Securities equal to 100% of distributions to which Holders of Disputed Claims in each applicable Class would otherwise be entitled under this Plan as of such date if such Disputed Claims were Allowed based on the Debtors’ books and records; provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims.

Article IX.

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1.             This Plan and the Restructuring Documents shall be in form and substance consistent in all material respects with the Restructuring Support Agreement (to the extent applicable) and otherwise in form and substance acceptable to the Debtors, the Prepetition RBL Agent and the Required Consenting Term Lenders; and

2.             The Confirmation Order shall have been entered by the Bankruptcy Court.

B.	Conditions Precedent to Consummation

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof.

1.             The Confirmation Order shall have been entered by the Bankruptcy Court and shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

2.             The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption, assumption and assignment and/or rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

3.             This Plan, the Disclosure Statement and the other Restructuring Documents, and all other documents contained in any supplement to this Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein, shall be in full force and effect and shall contain terms and conditions consistent in all material respects with the Restructuring Support Agreement, and, as applicable, the Exit Debt Commitment Letter, and in each case the exhibits attached thereto;

4.             The Exit Facilities Loan Documents shall be executed (or deemed to be executed) and delivered and shall be in full force and effect and the Exit Facilities shall be consummated concurrently with the Effective Date (with all conditions precedent (other than any conditions related to the Effective Date or certification by the Debtors that the Effective Date has occurred) to the effectiveness of the Exit Facilities having been satisfied or waived);

5.             This Plan and the Restructuring Documents shall not have been amended or modified other than in a manner consistent in all material respects with the Restructuring Support Agreement (to the extent applicable), and otherwise in form and substance reasonably acceptable to the Debtors, the Prepetition RBL Agent, and the Required Consenting Term Lenders;

6.             All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by this Plan shall have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect;

7.             Any and all governmental, regulatory, environmental, and third party approvals and consents, including Bankruptcy Court approval, that are legally required for the consummation of the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect;

8.             There shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other governmental unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;

9.             The Amended/New Organizational Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

10.           The New Board shall have been selected;

11.           The Restructuring Support Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

12.           The DIP Facility shall remain in full force and effect and shall not have been terminated;

13.           The DIP Facility shall have been fully drawn and funded, including all Initial Term Loan Commitments, the Plan Effective Date Term Loan Commitments, and the Case Extension Commitments (if applicable) (each as defined in the DIP Credit Agreement);

14.           Subject to entry of the Final DIP Order, all obligations for loans advanced under the Prepetition RBL Facility from January 6, 2021 through the Petition Date shall have been paid in full in Cash from the proceeds of the DIP Facility on the Effective Date;

15.           The Cash Paydown shall have been received by the Prepetition RBL Lenders;

16.           The Professional Fee Claim Reserve shall have been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan; and

17.           To the extent invoiced, all Prepetition RBL Agent and Prepetition RBL Lenders’ Fees and Expenses and Prepetition Term Loan Agent Fees and Expenses shall have been paid in full in Cash or reserved in a manner acceptable to the Prepetition RBL Agent or the Prepetition Term Loan Agent, as applicable, (or approved by order of the Bankruptcy Court) to the extent of any disputes related thereto.

C.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of this Plan set forth in this Article IX may be waived in writing by the Debtors, the Super-Majority RBL Lenders, and the Required Consenting Term Lenders, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

Article X.

RELEASE, discharge, INJUNCTION AND RELATED PROVISIONS

A.	General

Pursuant to section 1123 of the Bankruptcy Code, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan.

B.	Release of Claims and Causes of Action

1.             Release by the Debtors and their Estates. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtor Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action, Litigation Claims, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (i) the Chapter 11 Cases (including the filing thereof), the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the Prepetition RBL Facility and Prepetition RBL Loan Documents, the Prepetition Term Loan Facility and Prepetition Term Loan Documents, the DIP Facility and DIP Loan Documents, the Exit Facilities and Exit Facilities Loan Documents, the New Common Equity Interests and any related documentation, the Amended/New Organizational Documents, the Exit Debt Commitment Letter, and any other Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the DIP Facility and DIP Loan Documents, the Exit Facilities and Exit Facilities Loan Documents, the New Common Equity Interests and any related documentation, the Amended/New Organizational Documents, the Exit Debt Commitment Letter, and any other Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan, that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Person or Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release (A) the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Facilities and Exit Facilities Loan Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court and (B) claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article X.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person or Entity that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims or any obligations of any Entity arising after the Effective Date under the Exit Facilities or Exit Facilities Loan Documents, or any document, instrument or agreement set forth in the Plan Supplement, in each case unless otherwise expressly provided for in this Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtor Releasing Parties asserting any claim or Cause of Action released pursuant to the Debtor Release.

2.             Release By Third Parties. Except as otherwise expressly provided in this Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action, Litigation Claims, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (i) the Chapter 11 Cases (including the filing thereof), the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the Prepetition RBL Facility and Prepetition RBL Loan Documents, the Prepetition Term Loan Facility and Prepetition Term Loan Documents, the DIP Facility and DIP Loan Documents, the Exit Facilities and Exit Facilities Loan Documents, the New Common Equity Interests and any related documentation, the Amended/New Organizational Documents, the Exit Debt Commitment Letter, and any other Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Disclosure Statement, this Plan (including the Plan Supplement), the Restructuring Support Agreement (and any annexes, exhibits, and term sheets attached thereto), the DIP Facility and DIP Loan Documents, the Exit Facilities and Exit Facilities Loan Documents, the New Common Equity Interests and any related documentation, the Amended/New Organizational Documents, the Exit Debt Commitment Letter, and any other Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest or Plan Securities of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive or release (A) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Facilities and Exit Facilities Loan Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court and (B) claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) consensual; (ii) essential to confirmation of this Plan; (iii) in exchange for the good and valuable consideration provided by the Released Parties; (iv) a good faith settlement and compromise of the Claims released by the Third Party Release; (v) in the best interest of the Debtors, their Estates, and all Holders of Claims and Equity Interests; (vi) fair, equitable and reasonable; (vii) given and made after due notice and opportunity for hearing; and (viii) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third Party Release.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.	Exculpation

Effective as of the Effective Date, to the fullest extent permitted by applicable law, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any claims or Causes of Action arising prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, the Chapter 11 Cases (including the filing thereof), the formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of this Plan (including the Plan Supplement), the Disclosure Statement, the Restructuring Support Agreement and related transactions, the Restructuring Documents, the Prepetition RBL Facility and Prepetition RBL Loan Documents, the Prepetition Term Loan Facility and Prepetition Term Loan Documents, the DIP Facility and DIP Loan Documents, the Exit Facilities and Exit Facilities Loan Documents, the New Common Equity Interests and any related documentation, the Amended/New Organizational Documents, the Exit Debt Commitment Letter, or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction and/or (ii) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, and other agreements and documents delivered under or in connection with this Plan (including, without limitation, the Exit Facilities and Exit Facilities Loan Documents) or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. Notwithstanding the foregoing, nothing in this Article X.E shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action, or liabilities they may have against any Person or Entity that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan.

F.	Preservation of Causes of Action

1.             Maintenance of Causes of Action

Except as otherwise provided in this Article X (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Litigation Claims without notice to or approval from the Bankruptcy Court.

2.             Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.	Injunction

except as otherwise EXPRESSLY provided in this Plan OR THE Confirmation Order, FROM AND AFTER THE EFFECTIVE DATE, All PERSONS AND Entities ARE, To the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, PERMANENTLY ENJOINED FROM (i) commencing or continuing, in any manner or in any place, any suit, ACTION or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind; (Iv) asserting a setoff OR right of subrogation or recoupment of any kind; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR with RESPECT to ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, Cause of action, equity interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled or discharged or to be discharged pursuant to this Plan or the confirmation order against any PERSON OR entity so released, discharged, or exculpated (or the property or estate of any PERSON OR entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

H.	Binding Nature Of Plan

on the effective date, and effective as of the effective date, This plan shall bind, AND SHALL BE DEEMED BINDING UPON, the DEBTORS, the Reorganized Debtors, any and all holders of claims AGAINST and Equity Interests IN THE DEBTORS, all PERSONS AND entities that are parties to or are subject to the settlements, compromises, releases, EXCULPATIONS, discharges, and injunctions described in this plan, each PERSON AND entity acquiring property under this plan, any and all non-debtor parties to executory contracts and unexpired leases with the debtors AND the RESPECTIVE SUCCESSORS AND ASSIGNS of each of the foregoing, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR entity (I) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (II) HAS FILED A pROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN or is conclusively presumed to REJECT THIS PLAN.

I.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

Article XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1.             allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2.             grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3.             resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4.             resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.             ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6.             decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7.             enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8.             resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person’s or Entity’s obligations incurred in connection with this Plan;

9.             hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10.           issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

11.           enforce the terms and conditions of this Plan, the Confirmation Order, and the Restructuring Documents;

12.           resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13.           hear and determine all Litigation Claims;

14.           enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15.           resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan; and

16.           enter an order concluding or closing the Chapter 11 Cases.

Notwithstanding the foregoing, (i) any dispute arising under or in connection with the Exit Facilities, the Amended/New Organizational Documents and the New Stockholders Agreement shall be dealt with in accordance with the provisions of the applicable document and (ii) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article of this Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Article XII.

MISCELLANEOUS PROVISIONS

A.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees due and payable pursuant to section 1930 of title 28 of the United States Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the Office of the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

C.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of this Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict.

D.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in a way that is in form and substance consistent in all respects with the Restructuring Support Agreement and otherwise in form and substance acceptable to the Prepetition RBL Agent and the Required Consenting Term Lenders, in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in a way that is in form and substance consistent in all respects with the Restructuring Support Agreement and otherwise acceptable to the Prepetition RBL Agent and the Required Consenting Term Lenders, in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

E.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and/or to File subsequent chapter 11 plans with respect to one or more of the Debtors. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation of this Plan does not occur with respect to one or more of the Debtors, then with respect to the applicable Debtor or Debtors for which this Plan was revoked or withdrawn or for which Confirmation or Consummation of this Plan did not occur: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the applicable Debtors or any other Entity; (b) prejudice in any manner the rights of the applicable Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the applicable Debtors or any other Entity.

F.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

G.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

H.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

I.	Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

J.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Sundance Energy Inc.

1050 17th Street, Suite 700

Denver, CO 80265

Attn: Eric McCrady

Telephone: (303) 543-5700

Email: EMcCrady@sundanceenergy.net

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: David A. Hammerman

  Keith A. Simon

  Annemarie V. Reilly

  Jeffrey T. Mispagel

Telephone: (212) 906-1200

Fax: (212) 751-4864

Email: david.hammerman@lw.com

    keith.simon@lw.com

    annemarie.reilly@lw.com

    jeffrey.mispagel@lw.com

-and-

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Attn: Timothy A. (“Tad”) Davidson II

  Ashley L. Harper

  Philip M. Guffy

Telephone: (713) 220-4200

Fax: (713) 220-4285

Email: taddavidson@HuntonAK.com

   ashleyharper@HuntonAK.com

   pguffy@HuntonAK.com

If to the Prepetition RBL Agent:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Attn: J. Frasher Murphy

  Eli Columbus

Telephone: (214) 651-5000

Fax: (214) 651-5940

Email: Frasher.Murphy@haynesboone.com

    Eli.Columbus@haynesboone.com

If to the Prepetition Term Loan Agent:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Michael H. Torkin

  David Zylberberg

Telephone: (212) 455-2000

Fax: (212) 455-2502

Email: Michael.Torkin@stblaw.com

    David.Zylberberg@stblaw.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to the Debtors’ or Reorganized Debtors’ legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

K.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant to and to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, pursuant to or in connection with this Plan or the Restructuring Documents shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Confirmation Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under this Plan or the Restructuring Documents, (ii) the issuance and distribution of the New Common Equity Interests or Plan Securities and Documents, and (iii) the maintenance or creation of security interests or any Lien as contemplated by this Plan or the Restructuring Documents.

L.	Certain Tax Matters

The Debtors, Prepetition RBL Agent, Prepetition RBL Lenders, Prepetition Term Loan Agent, Prepetition Term Lenders, and DIP Lenders, in each case to the extent applicable, will work together in good faith and will use reasonable best efforts to structure and implement the Restructuring Transactions and the transactions related thereto in a tax-efficient and advantageous structure.

M.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

N.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

O.	Exhibits and Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of this Plan as if set forth in full herein.

P.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Prepetition RBL Agent, the Consenting RBL Lenders, the Prepetition Term Loan Agent, and the Consenting Term Lenders and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

Q.	Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

R.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

S.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Dated: March 9, 2021

Respectfully submitted,

SUNDANCE ENERGY INC. AND ITS AFFILIATE DEBTORS

By:	/s/ Eric P. McCrady
Title:	Chief Executive Officer

Exhibit A

Restructuring Support Agreement

Plan Schedule 1

Exit Facilities Credit Agreement

[To be Filed with the Plan Supplement]

Plan Schedule 2

Amended/New Organizational Documents

[To be Filed with the Plan Supplement]

Plan Schedule 3

Schedule of Litigation Claims

[To be Filed with the Plan Supplement]

Plan Schedule 4

Members of New Board

[To be Filed with the Plan Supplement]

Plan Schedule 5

Schedule of Rejected Executory Contracts and Unexpired Leases

[To be Filed with the Plan Supplement]